Exhibit 10.15

CAMBIUM NETWORKS CORPORATION

EMPLOYEE SHARE PURCHASE PLAN

Effective ________, 2019

1. Purpose. The purpose of the Cambium Networks Corporation Employee Share Purchase Plan (this “Plan”) is to provide Eligible Employees with a convenient means of acquiring an equity interest in the Company through payroll deductions or other contributions in order to enhance such employees’ sense of participation in the affairs of the Company. This Plan shall apply to Offering Periods beginning on or after the effective date of the initial public offering of the Company’s Ordinary Shares (the “IPO”), as determined by the Administrator (as defined below).

This Plan includes two components: (a) a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”), the provisions of which shall be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code; and (b) a component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”), under which options shall be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees, the Company and its Participating Subsidiaries and Participating Affiliates. Except as otherwise provided in this Plan, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

A total of 550,000 Ordinary Shares are initially reserved for issuance under this Plan. Beginning in 2020, such number is subject to an annual increase on the first day of each fiscal year equal to the lesser of: (i) 275,000 Ordinary Shares; (ii) one percent of the outstanding Ordinary Shares as of the last day of the immediately preceding fiscal year; and (iii) such other amount as the Administrator may determine. The number of shares reserved for issuance under this Plan shall also be subject to adjustments effected in accordance with Section 13 of this Plan.

2. Definitions.

Administrator means the Compensation Committee of the Board, provided that the Board may determine to administer the Plan, and in such case any references to the Administrator in the Plan shall be taken to be references to the Board.

Affiliate means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator, whether now or hereafter existing (including any Subsidiary).

Board means the Board of Directors of the Company.

Code means the Internal Revenue Code of 1986, as amended.

Company means Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands, or any successor thereto.

Compensation means the following forms of cash remuneration earned or payable to a participant by the Company, a Participating Subsidiary or a Participating Affiliate during the applicable Offering Period: base wages; salary; overtime (including pay in lieu of meal time); performance or merit bonuses; commissions; shift differentials; language differentials; payments for paid time off and holidays;

sabbatical pay; travel pay; retroactive pay; on-call/standby pay; hazard pay; bereavement pay; jury/witness duty pay; pay during a period of suspension; military leave pay; compensation deferred pursuant to Section 401(k) or Section 125 of the Code; distributions under any nonqualified deferred compensation plan; retention bonuses; or any other compensation or remuneration approved as “compensation” by the Administrator in accordance with Section 423 of the Code. For purposes of this Plan, “Compensation” shall not include forms of compensation or remuneration that are not included or covered by the preceding sentence, including the following: moving allowances; automobile allowances; gross-up payments; compensation deferred under any nonqualified deferred compensation plan; payments pursuant to a severance plan, agreement or arrangement; payments during a garden leave or other notice period preceding termination of employment; equalization payments; termination pay (including the payout of accrued vacation time in connection with any such termination); relocation allowances; expense reimbursements; meal allowances; commuting allowances; geographical hardship pay; any payments (such as guaranteed bonuses in certain foreign jurisdictions) with respect to which salary reductions are not permitted by the laws of the applicable jurisdiction); sign-on bonuses; nonqualified executive compensation; any amounts directly or indirectly paid pursuant to this Plan or any other share-based plan, including without limitation any share option, share purchase, restricted share, restricted share unit, deferred share unit, or similar plan, of the Company or any Affiliate, or cash paid in lieu of any such awards; or any other compensation or remuneration determined not to be “compensation” by the Administrator in accordance with Section 423 of the Code. The Administrator, in its sole discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Compensation for a subsequent Offering. Further, the Administrator shall have discretion to determine the application of this definition to participants on payrolls outside the United States.

Eligible Employee means any individual who is treated as an employee in the records of the Company or any Participating Subsidiary or Participating Affiliate, in each case regardless of any subsequent reclassification by the Company or by any Participating Subsidiary or Participating Affiliate, any governmental agency, or any court, and subject to the qualifications set forth in section 4.

Equity Restructuring means a non-reciprocal transaction (i.e., a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its shareholders, such as a share split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the Ordinary Shares (or other securities of the Company) or the share price of Ordinary Shares (or other securities) and causes a change in the per share value of Ordinary Shares underlying outstanding options.

ESPP Brokerage Accounts means a brokerage account established for a participant at a Company-designated brokerage firm.

Fair Market Value on or as of any date means the “NASDAQ Official Closing Price” (as defined on www.nasdaq.com) (or such substantially similar successor price thereto) for an Ordinary Share as reported on www.nasdaq.com (or a substantially similar successor website) on the relevant valuation date or, if no NASDAQ Official Closing Price is reported on such date, on the preceding day on which a NASDAQ Official Closing Price was reported; or, if the Ordinary Shares are no longer listed on NASDAQ, the closing price for Ordinary Shares as reported on the official website for such other exchange on which the Ordinary Shares are listed.

Offering means an offer of an option under the Plan.

Offering Date means the first business day of each Offering Period.

Offering Period means every six (6) month period beginning each June 1 and December 1 or such other period designated by the Administrator; provided that in no event shall an Offering Period exceed twenty-seven (27) months.

Ordinary Shares means the ordinary shares, par value $0.0001 per share, of the Company, and all rights appurtenant thereto.

Participating Affiliate means any Affiliate designated by the Administrator as eligible to participate in the Non-423 Component.

Participating Subsidiary means any Subsidiary designated by the Administrator as eligible to participate in the 423 Component.

Purchase Date means the last business day of each Offering Period.

Purchase Price shall be the lesser of (i) 85% of the Fair Market Value of an Ordinary Share on the Offering Date for such Offering Period or (ii) 85% of the Fair Market Value of an Ordinary Share on the Purchase Date for such Offering Period; provided, however, that the Administrator may determine a different per share Purchase Price provided that such per share Purchase Price is communicated to participants prior to the beginning of the Offering Period and provided that in no event shall such per share Purchase Price be less than the lesser of (i) 85% of the Fair Market Value of an Ordinary Share on the applicable Offering Date or (ii) 85% of the Fair Market Value of an Ordinary Share on the Purchase Date.

Subsidiary means a “subsidiary corporation” of the Company, whether now or hereafter existing, as such term is defined in Section 424(f) of the Code.

3. Administration.

(a) Subject to the provisions of the Plan, the Administrator shall administer the Plan and shall have exclusive authority, in its sole discretion, to determine all matters relating to options granted under the Plan, including, without limitation, the authority to: (i) construe, interpret, reconcile any inconsistency in, correct any default in, supply any omission in, and apply the terms of, the Plan and any subscription agreement or other instrument or agreement relating to the Plan; (ii) adjudicate all disputed claims filed under the Plan (including making factual determinations); (iii) determine the terms and conditions of any Offering and any option under the Plan; (iv) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (v) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.

(b) The Administrator shall have exclusive authority, in its sole discretion, to (i) designate separate Offerings under the Plan; (ii) determine which entities shall be Participating Subsidiaries or Participating Affiliates; (iii) determine who is an Eligible Employee; (iv) change the length and duration of Offering Periods; (v) limit the frequency and number of changes in the amount deducted or contributed during an Offering Period; (vi) permit payroll deductions or other contributions in excess of the amount designated by a participant in the Plan in order to adjust for administrative errors in the Company’s processing of properly submitted subscription agreements and/or changes in contribution amounts; (vii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of

Ordinary Shares for each Plan participant properly correspond with payroll deductions or other contribution amounts; and (viii) establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c) Further, the Administrator may adopt such rules, procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by Eligible Employees who are citizens or residents of a non-U.S. jurisdiction and/or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of the provision in Section 1 above setting forth the number of Ordinary Shares reserved for issuance under the Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, any such sub-plan shall be considered part of the Non-423 Component, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the application of the definition of Compensation to participants on payrolls outside of the United States, handling of payroll deductions and other contributions, taking of payroll deductions and making of other contributions to the Plan, establishment of bank or trust accounts to hold contributions, payment of interest, establishment of the exchange rate applicable to payroll deductions taken and other contributions made in a currency other than U.S. dollars, obligations to pay payroll tax, determination of beneficiary designation requirements, tax withholding procedures, and handling of stock certificates that vary with applicable local requirements.

(d) The Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Administrator may delegate its duties and authority to such of the Company’s officers or employees as it so determines.

4. Eligibility.

(a) Unless otherwise provided in this Section 4 and subject to the requirements of Section 6, any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.

(b) For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the applicable Participating Subsidiary or Participating Affiliate so long as the leave does not exceed three (3) months or, if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company or the applicable Participating Subsidiary or Participating Affiliate that provides for a right of reemployment following the leave of absence.

(c) Notwithstanding the foregoing, for all options to be granted on an Offering Date, the definition of Eligible Employee will not include an individual who (i) is not employed by the Company or a Participating Subsidiary or Participating Affiliate, as applicable, ten 10 business days before the beginning of such Offering Period; and/or (ii) would, immediately after the grant, own Ordinary Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of our capital stock.

(d) The Administrator, in its sole discretion, from time to time, may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2 for options granted under the 423 Component) that the definition of Eligible Employee shall or shall not include an individual who (i) has not completed at least two (2) years of service (or a lesser period of time determined by the Administrator); (ii) customarily works twenty (20) hours or less per week (or a lesser period of time as may be determined by the Administrator); (iii) customarily works not more than five (5) months per calendar year (or a lesser period of time as may be determined by the Administrator); (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code; or (v) is a highly compensation employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. Under the 423 Component, such exclusions shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(e) In the case of the 423 Component, Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code (or to the extent such exclusion is permitted under Section 423 of the Code). In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employees is not advisable or practicable.

(f) A participant in the Plan shall cease to be an Eligible Employee upon termination of employment (as further described in Section 11 below), upon the entity employing such participant during an Offering Period ceasing to be an Affiliate, or upon the participant transferring to an Affiliate that is not a Participating Subsidiary or Participating Affiliate.

5. Offerings; Offering Periods.

(a) Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company, a Participating Subsidiary, or a Participating Affiliate shall be deemed a separate Offering (the terms of which Offering under the Non-423 Component need not be identical), even if the dates and other terms of the separate Offerings are identical and the provisions of the Plan shall separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the 423 Component need not be identical, provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(b) The Administrator shall have the power to change the duration of Offering Periods with respect to Offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Notwithstanding the foregoing, the Administrator may establish other Offering Periods in addition to those described above, which shall be subject to any specific terms and conditions that the Administrator approves, including requirements with respect to eligibility, participation, the establishment of Purchase Dates, and other rights under any such offering. A participant may be enrolled in only one Offering Period at a time.

6. Participation in this Plan.

(a) An Eligible Employee may become a participant in the Plan by completing, within five (5) business days prior to the applicable Offering Date (or such other time frame set forth by the Administrator), a subscription agreement (through the Company’s online Plan enrollment process or in paper form if required by the Administrator) and any other forms required by the Administrator and by following any other procedures for enrollment in the Plan as may be established by the Administrator.

(b) Once an Eligible Employee becomes a participant in the Plan, the Eligible Employee will automatically participate in each succeeding Offering Period unless (i) he or she withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 10 below, or (ii) ceases to be an Eligible Employee. Any such participant is not required to complete any additional subscription agreement, form, or procedure in order to continue participation in this Plan, unless requested by the Administrator for legal or administrative reasons.

(c) If a participant in the Plan transfers employment between the Company and a Participating Subsidiary or between Participating Subsidiaries, his or her participation in the Plan shall continue unless and until otherwise terminated in accordance with the Plan. Similarly, if a participant in the Plan transfers employment between Participating Affiliates, his or her participation in the Plan shall continue unless and until otherwise terminated in accordance with the Plan. If a participant in the Plan transfers employment (i) from the Company or a Participating Subsidiary to a Participating Affiliate or (ii) from a Participating Affiliate to the Company or a Participating Subsidiary, he or she shall be deemed to withdraw from the Plan as of the transfer date and shall have his or her accumulated payroll deductions refunded to him or her (without interest, subject to Section 8(d) below) as soon as practicable following the transfer. Such former participant shall be entitled to re-enroll in the Plan as of the next Offering Period, provided that he or she is an Eligible Employee at that time, completes a subscription agreement, and follows the procedures set forth in Section 6(a) above. Notwithstanding the foregoing provisions of this Section 6(c), the Administrator may establish additional and/or different rules to govern transfers of employment among the Company and any Participating Subsidiary or Participating Affiliate, consistent with the applicable requirements of Code Section 423 and the terms of the Plan.

7. Grant of Option. On the Offering Date of each Offering Period, and subject in all cases to the provisions of the Plan, each participant in the Plan shall be granted an option to purchase on the applicable Purchase Date for the Offering Period at the Purchase Price for up to that number of Ordinary Shares determined by dividing the amount accumulated in such participant’s payroll deduction or other contribution account during such Offering Period by the Purchase Price, subject to the limitations as provided in Section 9(a).

8. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a) The Purchase Price of the Ordinary Shares shall be paid for by means of payroll deductions taken from the participant’s Compensation during each Offering Period. Except as set forth in this Section 8, the amount of payroll deductions to be taken from a participant’s Compensation shall be determined by the Eligible Employee at the time of completing the subscription agreement and enrolling in the Plan as described in Section 6(a) above.

Notwithstanding the foregoing or any provisions to the contrary in the Plan, the Administrator may allow participants to make other contributions under the Plan via cash, check, or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law, and for any Offering under the 423 Component, the Administrator determines that such other contributions are permissible under Section 423 of the Code.

The payroll deductions or other contributions are made as a percentage of the participant’s Compensation in one percent increments and shall not be less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Administrator. The Administrator shall determine whether the amount to be contributed is to be designated as a specific dollar amount, or as a percentage of the eligible Compensation being paid on such payday, or as either, and may also establish a minimum percentage or amount for such contributions.

Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Other contributions shall be made at the time and in the manner prescribed by the Administrator for the option and/or Offering under which other contributions are permitted pursuant to foregoing provisions of this section.

(b) A participant may increase or decrease the rate of payroll deductions or other contributions during an Offering Period by completing a new authorization for payroll deductions or other contributions (through the Company’s online Plan process or in paper form if required by the Administrator) and/or any other forms required by the Administrator and by following any other procedures as may be established by the Administrator, in which case the new rate shall become effective as soon as administratively practicable after the participant elects such change and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions or other contributions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Offering Period.

A participant may increase or decrease the rate of payroll deductions or contributions for any subsequent Offering Period by completing a new authorization for payroll deductions or other contributions (through the Company’s online Plan process or in paper form if required by the Administrator) and/or any other forms required by the Administrator and by following any other procedures as may be established by the Administrator, not later than fifteen (15) business days before the beginning of such Offering Period or within such other time frame set forth by the Administrator.

(c) A participant may reduce his or her payroll deductions or contributions percentage to zero during an Offering Period by submitting to the Company a request for cessation of payroll deductions or other contributions (through the Company’s online Plan process or in paper form if required by the Administrator) and/or any other forms required by the Administrator and by following any other procedures as may be established by the Administrator. Such reduction shall be effective as soon as administratively practicable after the Participant elects such reduction, and no further payroll deductions or contributions shall be made for the duration of the Offering Period. Payroll deductions or contributions credited to the participant’s account prior to the effective date of the request shall be used to purchase Ordinary Shares in accordance with Section 8(e) below. A participant may not resume making payroll deductions or other contributions during the Offering Period in which he or she reduced his or her payroll deductions or other contributions to zero.

(d) A participant’s payroll deductions or other contributions shall be credited to an account maintained on such participant’s behalf under this Plan. All payroll deductions or other contributions shall be deposited with the general funds of the Company and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or other contributions, unless otherwise required by the laws of the jurisdiction where the payroll deductions are taken or other contributions are made, as determined by the Administrator. No interest shall accrue on the payroll deductions or other contributions, unless otherwise required by the laws of the jurisdiction where the payroll deductions are taken or other contributions are made, as determined by the Administrator.

(e) On the Purchase Date, so long as this Plan remains in effect and provided that the participant has not withdrawn from the Offering Period in accordance with the requirements of Section 10(a), the Company shall apply the funds then in the participant’s account to the purchase at the Purchase Price of whole Ordinary Shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest (subject to Section 8(d) above); provided, however, that any amount remaining in such participant’s account on a Purchase Date that is less than the amount necessary to purchase a full Ordinary Share shall be carried forward, without interest (subject to Section 8(d) above), into the next Offering Period and in the locations where the Administrator has determined that such rollover is available under the Plan, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest (subject to Section 8(d) above). No Ordinary Shares shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) Subject to Section 8(g) below, as promptly as practicable after the Purchase Date, the Company shall deliver shares representing the shares purchased by the participant upon exercise of his or her option to the participant’s ESPP Brokerage Account. The Company may require that, except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Offering Date for the Offering Period in which the shares were purchased and (ii) the end of the one (1)-year period measured from the Purchase Date on which the shares were purchased. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms. The foregoing procedures shall not in any way limit when the participant may dispose of his or her shares. Those procedures are designed solely to assure that any disposition of shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the participant may request a stock certificate or share transfer from his or her ESPP Brokerage Account prior to the satisfaction of the required holding period should the participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

(g) At the time the option is exercised or at the time some or all of the Ordinary Shares issued under the Plan are disposed of (or at any other time that a taxable event related to the Plan occurs), the Plan participant must make adequate provision for any withholding obligation of the

Company or a Participating Subsidiary or a Participating Affiliate with respect to federal, state, local, and foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to participation in the Plan and legally applicable to participant (including any amount deemed by the Company, in its sole discretion, to be an appropriate charge to Participant even if legally applicable to the Company or the participant’s employer). At any time, the Company or the participant’s employer may, but shall not be obligated to, withhold from the participant’s wages or other cash compensation the amount necessary for the Company or the participant’s employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the participant’s employer any tax deductions or benefits attributable to sale or early disposition of Ordinary Shares by the participant. In addition, the Company or the participant’s employer may, but shall not be obligated to, withhold from the proceeds of the sale of Ordinary Shares or by any other method of withholding the Company or the participant’s employer deems appropriate.

(h) During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised and the purchased shares are issued or transferred to the participant.

9. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase Ordinary Shares under this Plan at a rate that, when aggregated with his or her rights to purchase shares under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in Fair Market Value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the participant is outstanding at any time. The Company shall automatically suspend the payroll deductions or other contributions of any participant as necessary to enforce such limit, provided that when the Company automatically resumes making such payroll deductions or accepting contributions, the Company shall apply the rate in effect immediately prior to such suspension.

(b) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Administrator may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). Until otherwise determined by the Administrator, the Maximum Share Amount shall be 5,000 shares (subject to any adjustment pursuant to Section 13). If a new Maximum Share Amount is set, then all participants shall be notified of such Maximum Share Amount prior to the commencement of the next Offering Period

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Administrator shall determine to be equitable. In such event, the Company shall provide notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d) Any funds accumulated in a participant’s account that are not used to purchase Ordinary Shares due to the limitations in this Section 9 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period, without interest (subject to Section 8(d) above).

10. Withdrawal.

(a) Each participant may withdraw from an Offering Period under this Plan by completing a notice of withdrawal (through the Company’s online Plan process or in paper form if required by the Administrator) and/or any other forms required by the Administrator and by following any other procedures for withdrawal from the Plan as may be established by the Administrator, at least fifteen (15) business days prior to the end of an Offering Period or within such other time frame set forth by the Administrator.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest (subject to Section 8(d) above), and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan that commences on a date subsequent to such withdrawal by completing a subscription agreement in the same manner as set forth in Section 6 above for initial participation in this Plan.

11. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death, or the failure of a participant to remain an Eligible Employee immediately terminates his or her participation in this Plan. For purposes of this Plan, a participant’s employment will be considered terminated as of the date that participant is no longer actively providing services as an employee and will not be extended by any notice period (i.e., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where participant is employed or the terms of participant’s employment agreement, if any, but is not actively providing services). The Administrator shall have the exclusive discretion to determine when the participant is no longer actively providing services for purposes of participation in the Plan. In such event, the funds credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (subject to Section 8(d) above).

12. Return of Payroll Deductions and Other Contributions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment, or otherwise, or in the event this Plan is terminated pursuant to Section 24, the Company shall deliver to the participant all payroll deductions or other contributions credited to such participant’s account, without interest (subject to Section 8(d) above).

13. Capital Changes.

(a) In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Ordinary Shares or other securities of the Company, or other change in the corporate structure of the Company affecting Ordinary Shares (other than an Equity Restructuring) occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Ordinary Shares that have been authorized for issuance under this Plan but have not yet been placed under option, the Maximum Share Amount, the number and class of Ordinary Shares covered by each outstanding option, and the purchase price per share of Ordinary Shares covered by each option which has not yet been exercised.

(b) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 13(a), the number and type of securities subject to each outstanding option and the price per share thereof, if applicable, will be equitably adjusted by the Administrator. The adjustments provided under this Section 13(b) shall be nondiscretionary and shall be final and binding on the affected participants and the Company.

(c) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Administrator and give each participant the right to purchase shares under this Plan prior to such termination.

(d) In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, unless otherwise provided by the Administrator in its sole discretion, the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date. The Administrator may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Administrator and give each participant the right to purchase shares under this Plan prior to such termination.

14. Nonassignability. Neither payroll deductions or other contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 18 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

15. Notice of Disposition. If the shares purchased in any Offering Period are not in the participant’s Company share plan account, each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

16. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary or Participating Affiliate, or restrict the right of the Company or any Participating Subsidiary or Participating Affiliate to terminate such employee’s employment.

17. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. Death of Participant. In the event of the death of a participant, the Company shall deliver the shares or cash, if any, credited to the participant’s account to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent, or relative is known to the Company, then to such other person as the Company may designate.

19. Conditions upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

20. Section 409A. The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

21. Tax Qualification. Although the Company may endeavor to (a) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment (e.g., under Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 20. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on participants under the Plan.

22. Shareholder Approval. After this Plan is adopted by the Board, this Plan will become effective on ________, 2019. This Plan shall be subject to approval by the shareholders of the Company, in a manner permitted by applicable corporate law, within 12 months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such shareholder approval. This Plan shall continue until the earlier to occur of (i) termination of this Plan by the Board (which termination may be effected by the Board at any time) or (ii) issuance of all of the Ordinary Shares reserved for issuance under this Plan.

23. Governing Law. This Plan and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code shall be governed by the laws of the Cayman Islands and construed in accordance therewith without giving effect to principles of conflicts of laws.

24. Amendment or Termination of this Plan. The Administrator may at any time amend or terminate the Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted if such change would adversely affect the right of any participant, nor may any amendment be made without approval of the shareholders of the Company obtained in accordance with Section 22 above within 12 months of the adoption of such amendment (or earlier if required by Section 22 above) if such amendment would:

(a) increase the number of shares that may be issued under this Plan; or

(b) change the designation of the corporations whose employees (or class of employees) are eligible for participation in this Plan.

The authority to take action under this Section 24 may not be delegated to an officer or other employee. Notwithstanding the foregoing, the Administrator may make such amendments to the Plan as the Administrator determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

The Plan will automatically terminate on ________, 2029, if not terminated sooner by the Administrator.